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                             EMPLOYMENT AGREEMENT

                                By and Between

                         CARIBINER INTERNATIONAL, INC.

                                      and

                            CHRISTOPHER A. SINCLAIR

                               December 21, 1998

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                               TABLE OF CONTENTS

                                                                            Page

1.  Employment.................................................................1

2.  Duties and Responsibilities of Employee; Board Membership..................1

3.  Exclusivity of Service.....................................................2

4.  Compensation; Bonus........................................................2

5.  Benefits...................................................................3

6.  Term of Employment.........................................................4

7.  Confidentiality; Inventions; Product Development, Etc......................5

8.  Non-Competition; Non-Solicitation..........................................6

9.  Termination................................................................7
    (a) Cause..................................................................7
    (b) Incapacity.............................................................8
    (c) Death..................................................................8

10. Violation of Other Agreements..............................................9

11. Specific Performance; Damages..............................................9

12. Notices...................................................................10

13. Waivers...................................................................10

14. Preservation of Intent....................................................10

15. Indemnification...........................................................10

16. Entire Agreement..........................................................11

17. Inurement; Assignment.....................................................11

18. Amendment.................................................................11

19. Headings..................................................................11

20. Counterparts..............................................................11

21. Governing Law.............................................................12

                                     -i-
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                             EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement") dated as of December 21, 1998 by and between CARIBINER INTERNATIONAL, INC., a Delaware corporation having an office at 16 West 61st Street, New York, New York 10023 ("Employer"), and CHRISTOPHER A. SINCLAIR, an individual residing at 565 Stanwich Road, Greenwich, Connecticut 06831 ("Employee").

                             W I T N E S S E T H:

         WHEREAS, Employer desires to engage Employee as an employee and Employee desires to provide his services to Employer in connection with Employer's business; and

         WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Employee's employment.

         NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:

         1.       Employment

         Employer hereby employs Employee as its President and Chief Executive Officer and Employee hereby accepts such employment and agrees to render his services as an employee of Employer, for the term of this Agreement (as set forth in Section 6 hereof), all subject to and on the terms and conditions herein set forth.

         2.       Duties and Responsibilities of Employee; Board
Membership

         (a) Employee shall be employed as Employer's President and Chief Executive Officer, subject to the other provisions of this Section 2. Employee's duties shall be commensurate with those of a President and Chief Executive Officer of a company engaged in the business engaged in by Employer. In the performance of his duties, Employee shall report to Employer's Board of Directors (the "Board"). Employee shall use his best efforts to maintain and enhance the business and reputation of Employer. Employee's duties and responsibilities shall be designated to Employee by the Board. Upon Employer's request, Employee shall also perform similar services in an identical capacity for (and, if requested, shall hold directorships with) any subsidiary or division of Employer (or a subsidiary thereof) designated by the Board. Employee shall be available to travel as the reasonable needs of Employer shall require. Employee shall be based in Employer's offices located in New York, New York (or the New York City metropolitan area, which for purposes hereof shall mean within a fifty (50) mile radius of Employer's current offices).

         (b) Employee shall be appointed to the Board at the next regularly scheduled meeting of the Board. Employer agrees that, during each year of the Term (as hereinafter defined), Employee shall be nominated for election to the Board by Employer's stockholders to serve a term of one (1) year until the subsequent annual meeting of stockholders or until his successor shall be otherwise elected and qualified. In the event that Employee's employment is terminated for any reason whatsoever including, without limitation, Employee's resignation, Employee shall automatically upon any such termination be deemed to have resigned from the Board. Promptly upon request therefor, Employee agrees to confirm in writing such resignation from the Board upon any such termination.

         3.       Exclusivity of Service

         Employee agrees to devote all of his business time, efforts and attention to the business and affairs of Employer on an exclusive basis, and not to engage in any other business activities for any person or entity, other than personal investment activities and, subject to Employer's prior written approval, directorships, provided that such activities do not materially affect the performance of Employee's duties hereunder. Employer hereby approves Employee's service on the board of directors of each of Venator Group, Inc. and Mattel, Inc.

         4.       Compensation; Bonus

         (a) In consideration for his services to be performed under this Agreement and as compensation therefor, Employee shall receive, in addition to all other benefits provided in this Agreement, a base salary (the "Base Salary") at the annual rate of five hundred thousand ($500,000) Dollars. All payments of Base Salary shall be payable in bi-weekly installments or otherwise in accordance with Employer's policies.

         (b) In addition to the Base Salary, Employee shall be entitled to an annual bonus (the "Bonus"), payable on approximately December 15 of each year (commencing December 15, 1999), at the Tier I level bonus pursuant to Employer's Performance Bonus Program (or such equivalent level to which the Chairman of the Board of Employer shall be entitled) as in effect for the fiscal year ended immediately prior to the final year in which such bonus is actually paid; provided, however, that notwithstanding the foregoing to the contrary, Employer shall pay Employee a Bonus in respect of Employer's fiscal year ending September 30, 1999 (payable upon approximately December 15, 1999) of at least $250,000 (the "Guaranteed Bonus").

         (c) Employee's Base Salary and Bonus shall be reviewed annually by the Board and increased in the Board's discretion.

         5.       Benefits

         In addition to the Base Salary and Bonus provided for in Section 4 hereof, Employee shall be entitled to the following benefits during and in respect of the Term (as defined below):

         (a) Employer shall provide Employee with the hospitalization, medical and dental insurance coverage and other benefits (including long term disability and life insurance) on the same basis as provided to the majority of the other senior executive employees of Employer, in accordance with Employer's practices. Employee shall be entitled to participate in any plan of Employer relating to vacation, sick leave, stock options, stock purchases, stock grants, pension, thrift, profit sharing, insurance, medical coverage, education or other retirement or employee benefits that Employer has adopted or may adopt for the benefit of its executive officers, officers and/or employees.

         (b) Employee shall be entitled to four (4) weeks paid vacation to be taken by Employee at times mutually and reasonably agreed upon by Employer and Employee in addition to all other holidays established as part of Employer's standard practices. No payment shall be made to Employee for unused vacation days nor may such days be carried over to future years.

         (c) Employee shall be entitled to reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with Employer's business, provided that such expenses are adequately documented and vouchered in accordance with Employer's policies.

         (d) Employee shall be entitled to an automobile allowance in the amount of $500 per month, payable in equal installments during each payroll period, to defray all costs incurred by Employee in connection with Employee's use of his automobile in connection with the business of Employer (except for those which Employee is entitled to reimbursement pursuant to Section 5(c) hereof).

         (e) Employer shall, promptly after the execution hereof, grant to Employee options (the "Options") to purchase up to Six Hundred Thousand (600,000) shares of common stock (the "Common Stock") of Employer, par value $0.01 per share. Of such Options, Three Hundred and Fifty Thousand (350,000) shall be exercisable at the Market Price (as defined in Employer's 1996 Stock Option Plan, as amended (the "Plan"))and Two Hundred and Fifty Thousand (250,000) of such Options shall be exercisable at $15.00 per

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share. Such Options shall be issued upon the execution of a stock option agreement to be entered into by Employer and Employee, in substantially the form of the Stock Option Agreement adopted pursuant to the Plan, promptly following the mutual execution and delivery of this Agreement. The Options shall be subject to substantively the same terms and conditions as are set forth in the Plan and the Stock Option Agreement adopted thereunder with respect to options granted under the Plan except that: (i) upon Employee's termination for "Cause" (as defined in Section 9(a) hereof) the Options may be exercised by Employee (to the extent Employee shall have been entitled to do so as of the date of the termination of his employment with Employer) at any time prior to the expiration date of the Options or within sixty (60) days after such termination, whichever is earlier; and (ii) upon Employee's termination without Cause or if Employee resigns for Good Reason (each as defined in Section 9(d) hereof) the Options shall, to the extent of any unexercised portion thereof, whether or not then currently exercisable, become immediately exercisable, in whole or in part, as of such termination or resignation, as the case may be, without regard to any vesting provisions or condition precedent which may be contained in the Plan or the Stock Option Agreement applicable thereto, at any time prior to the expiration date of the Options or within two (2) years after such termination or resignation, as the case may be, whichever is earlier.

         6.       Term of Employment

         The term (the "Term") of employment shall be from December 21, 1998 through January 31, 2002, unless terminated prior thereto in accordance with
Section 9 hereof. Employer agrees that no sooner than six (6) months prior to the end of the Term and any renewal term (a "Renewal Term"), Employer will confirm to Employee in writing, following Employee's written request therefor (a "Renewal Indication"), whether Employer intends to extend the term of this Agreement upon terms no less favorable than those contained herein. In the event that Employer shall deliver a Renewal Indication which states that Employer intends to renew this Agreement at the end of the Term, or a Renewal Term, as the case may be, subject to Section 9 hereof, this Agreement shall be extended for an additional two (2) year term upon terms no less favorable than those contained herein (without regard to Section 5(e) hereof), provided, however, that it is contemplated that the parties will negotiate in good faith the terms of such extended employment.

         7.       Confidentiality; Inventions; Product Development, Etc.

         (a) Employee agrees and covenants that, at any time during employment by Employer (which, for purposes of Sections 7 and 8 hereof shall include Employer's subsidiaries and affiliates) or

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thereafter, he will not (without first obtaining the written permission of
Employer) (i) at any time during employment by Employer and for a period of three (3) years thereafter, divulge to any person or entity, nor use (either himself or in connection with any business) any "Confidential Information" (as hereinafter defined in Section 7(c) hereof) and (ii) at any time during employment by Employer and thereafter, divulge to any person or entity, nor use (either himself or in connection with any business) any "Trade Secrets" (as hereinafter defined in Section 7(c) hereof) to which he may have had access or which had been revealed to him during the course of his employment unless such disclosure is pursuant to a court order, disclosure in litigation involving the Employer or in any reports or applications required by law to be filed with any governmental agency.

         (b) Employee hereby grants to Employer or its nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product ideas conceived by Employee for Employer or its nominee, and hereby agrees, upon Employer's request therefor, to assign and transfer to Employer or its nominee, any and all inventions, Trade Secrets, product ideas, improvements, processes, Confidential Information and "know how" relating to the business or products of Employer or any subsidiary or division thereof, including any thereof which Employee may learn, possess or acquire during Employee's employment by Employer, and agrees that all such things and such knowledge are, and will be, the sole and exclusive property of Employer or its nominee, and are known or held by Employee only for the benefit of Employer or its nominee.

         (c) As used in this Agreement, the term "Confidential Information" shall mean and include all information and data in respect of Employer's operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks and copyrights) which may be communicated to Employee or to which Employee may have access in the course of Employee's employment by Employer. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which:

                  (i) is, at the time of the disclosure, a part of the public domain through no act or omission by Employee;

                  (ii) was otherwise in Employee's lawful possession prior to the disclosure; or

                  (iii) is hereafter lawfully disclosed to Employee by a third party who or which did not acquire

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                          the information under an obligation of
                          confidentiality to or through Employer.

         As used in this Agreement, the term "Trade Secrets" shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         Any combination of known information shall be within any of the foregoing exclusions only if the combination as such is within such exclusions.

         Nothing in this Section 7 shall limit any protection, definition or remedy provided to Employer under any law, statute or legal principle relating to Confidential Information or Trade Secrets.

         (d) Employee agrees that at the time of leaving the employ of Employer he will deliver to Employer and not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material relating to the business of Employer (except Employee's personal files and records) or relating to any employee, officer, director, agent or representative of Employer.

         8.       Non-Competition; Non-Solicitation

         (a) Employee hereby agrees and covenants that commencing as of the date hereof and for a period of two (2) years following the termination of his employment with Employer (the "Limited Period") he will not directly or indirectly engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any corporation, limited liability company, partnership, association or agent or otherwise) in any business or enterprise that shall, at the time, be in whole or in substantial part competitive with any material part of the business conducted by Employer during the period of Employee's employment with Employer (except that ownership of not more than 1% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market shall not be considered a breach of this Section 8(a)).

         (b) Employee agrees and covenants that for the Limited Period he will not (without first obtaining the written permission of Employer) directly or indirectly participate in the solicitation of any business of any type conducted by Employer during the period of Employee's employment with Employer from any person or entity which was a client or customer of Employer during the period of Employee's employment with Employer, or was a prospective customer of Employer from which Employee (or employees under Employee's supervision) solicited business or for which a proposal for submission was prepared during the period of Employee's employment with Employer.

         (c) Employee agrees and covenants that for the Limited Period he will not (without first obtaining the written permission of Employer) directly or indirectly, recruit for employment, or induce or seek to cause such person to terminate his or his employment with Employer, any person who then is an employee of Employer.

         9.       Termination

         (a) Cause. Notwithstanding the terms of this Agreement, Employer may discharge Employee and terminate this Agreement in the event that (i) Employee shall continually fail substantially to perform his duties hereunder with reasonable diligence, other than by reason of incapacity, or shall violate any material covenant of his herein contained, (ii) Employee shall engage in an act of fraud, theft or embezzlement in connection with his employment hereunder, (iii) Employee shall engage in a material act or omission involving wilful misconduct or gross negligence in the performance of Employee's duties,
(iv) Employee shall engage in a material act of dishonesty, (v) Employee shall unreasonably refuse to carry out the lawful order of Employer commensurate with Employee's duties to be performed hereunder or (vi) Employee shall be convicted of a felony involving moral turpitude, (which shall include any felony relating to drugs) or shall plead nolo contendere (or make an equivalent plea) in respect of, any governmental indictment, complaint or other formal allegation. Notwithstanding the foregoing to the contrary, prior to discharging Employee pursuant to clauses (i) or (v) of the immediately preceding sentence, Employer shall give Employee ten (10) days' prior written notice of any breach or failure and a reasonable opportunity to cure any such breach or failure, or cease violating any covenant contained herein, to the extent curable or ceasable; provided, however, that no notice shall be required to be given in the event such breach, failure or violation is not curable or ceasable. In the event Employee is discharged pursuant to this
Section 9, except as otherwise set
forth herein, employee's Base Salary and bonus under Section 4 hereof and all benefits under Section 5 hereof shall terminate immediately upon such discharge (subject to applicable law such as COBRA), and Employer shall have no further obligation to Employee except the payment to and reimbursement to Employee for any monies due to Employee which right to payment or reimbursement accrued prior to such discharge.

         (b) Incapacity. Should Employee, in the reasonable judgment of a physician chosen by the Board, become incapacitated to the extent that he is unable to perform his material duties pursuant to this Agreement for a period of five (5) consecutive months by reason of illness, disability, or other incapacity, Employer may terminate this Agreement upon one (1) month's notice after said five (5) month period.

         (c) Death. This Agreement shall terminate immediately upon the death of Employee, in which case Employee's legal representatives shall be entitled to receive promptly a payment equal to four (4) months Base Salary.

         (d) Termination Without Cause; Good Reason. If Employee is discharged and this Agreement is terminated without Cause (Cause being defined as a reason for termination as set forth in Section 9(a) above) or by reason or than as set forth in Sections 9(b) or 9(c) hereof, or if Employee resigns for Good Reason (as hereinafter defined) Employer shall pay to Employee (i) for the remainder of the Term the Base Salary provided for in Section 4 hereof as such sums become due (or, at Employer's election, in a lump sum giving effect to the present value of such payments); (ii) the Bonus in respect only of the fiscal year of Employer in which such termination occurs (based on the prior year's bonus, or if in the first year of the Term, the Guaranteed Bonus, as the case may be); and (iii) for the remainder of the Term, all benefits under
Section 5 hereof. For purposes of this Agreement, "Good Reason" shall mean (i) a relocation of Employee, without his prior written consent, outside of the New York City metropolitan area (which shall mean within a fifty (50) mile radius of Employer's current offices), or (ii) a failure to maintain Employee as the President and Chief Executive Officer, or failure to be elected to the Board, or (iii) a material diminution by Employer of Employee's responsibilities, which change would cause Employee's position with Employer to become one of significantly less responsibility, or scope from that contemplated by Section 2 hereof, or (iv) a wilful failure in bad faith to pay the Base Salary or Bonus to Employee when due or another material breach of this Agreement by Employer that has a material adverse effect on Employee, or
(v) a Change of Control of Employer (as defined below). For purposes of this Agreement, a "Change of Control" shall have the meaning given to such term in the Plan.

         10.      Violation of Other Agreements

         Employee represents and warrants to Employer that he is legally able to enter into this Agreement and accept employment with Employer; that Employee is not prohibited by the terms of any agreement, understanding or policy from entering into this Agreement; and the terms hereof will not and do not violate or contravene the terms of any agreement, understanding or policy to which Employee is or may be a party, or by which Employee may be bound. Employee agrees that, as it is a material inducement to Employer that Employee make the foregoing representations and warranties and that they be true in all respects, Employee shall forever indemnify and hold Employer harmless from and against all liability, costs or expenses (including attorney's fees and disbursements) on account of the foregoing representations being untrue.

         11.      Specific Performance; Damages

         In the event of a breach or threatened breach of the provisions of Sections 7 or 8 hereof, Employee agrees that the injury which would be suffered by Employer would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Employee agrees that in the event of a breach or threatened breach of Section 7 or 8 hereof, in addition to and not in lieu of any damages sustained by Employer and any other remedies which Employer may pursue hereunder or under any applicable law, Employer shall have the right to equitable relief, including issuance of a temporary or permanent injunction, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor. In addition to, and not in limitation of the foregoing, Employee understands and confirms that, in the event of a breach or threatened breach of Section 7 or 8 hereof, Employee may be held financially liable to Employer for any loss suffered by Employer as a result.

         12.      Notices

         Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

         In the case of Employer, with a copy to:

                  Zukerman Gore & Brandeis, LLP
                  900 Third Avenue
                  New York, New York  10022-4728

                  Attention:  Jeffrey D. Zukerman, Esq.

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, and (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service.

         13.      Waivers

         No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

         14.      Preservation of Intent

         Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, Employer and Employee agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.

         15.      Indemnification

         Subject to the succeeding sentence, Employer shall indemnify, defend and hold harmless Employee from and against all losses, claims, damages, liabilities, judgments, fines, penalties, assessments and costs and expenses incurred (including, without limitation, reasonable attorneys' fees and disbursements) arising prior to, on or after the date hereof from the performance by Employee of his services pursuant to this Agreement. Notwithstanding the foregoing, Employee shall not be entitled to indemnification pursuant to this Section 15 if a Court of competent jurisdiction or an administrative body or agency determines that, in connection with any matter giving rise to indemnification, Employee acted in bad faith or dishonestly, or committed an act for illegal personal gain, except as directed by the Board or a superior officer (if any), had reasonable cause to believe he violated any material law, committed an act of wanton or willful misconduct or gross negligence or that Employee acted in a manner beyond the authorized scope of his duties to be performed pursuant to this Agreement.

         16.      Entire Agreement

         This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.

         17.      Inurement; Assignment

         The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon any successor of Employer or to the business of Employer, subject to the provisions hereof. Employer may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with Employer. Neither this Agreement nor any rights or obligations of Employee hereunder shall be transferable or assignable by Employee.

         18.      Amendment

         This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

         19.      Headings

         The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

         20.      Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

         21.      Governing Law

         This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, without giving reference to principles of conflict of laws.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                          EMPLOYEE:

                                          /s/ Christopher A. Sinclair
                                          ------------------------------
                                          Christopher A. Sinclair


                                          EMPLOYER:

                                          CARIBINER INTERNATIONAL, INC.

                                          By: /s/ Raymond S. Ingleby
                                             ---------------------------
                                             Name:  Raymond S. Ingleby
                                             Title: Chairman of the Board